EX-99.d.1.i

AMENDMENT NO. 14 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE POOLED TRUST and DELAWARE MANAGEMENT COMPANY (the “Investment Manager”), a series of Macquarie Investment Management Business Trust, amended as of the 17th day of September 2021, lists the funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each fund and the date on which the Agreement became effective for each fund.

		Management Fee Schedule (as a
		percentage of average daily net assets)
Fund Name	Effective Date	Annual Rate
Macquarie Emerging Markets Portfolio	January 4, 2010	1.00%
(formerly, The Emerging Markets Portfolio)
Macquarie Emerging Markets Portfolio II	June 22, 2010	1.00%
(formerly, The Emerging Markets Portfolio II)
Macquarie Labor Select International	January 4, 2010	0.75%
Equity Portfolio
(formerly, The Labor Select International Equity
Portfolio)
Delaware Global Listed Real Assets Fund	May 21, 2010	0.75% on first $500 million
(formerly, Delaware REIT Fund)		0.70% on next $500 million
		0.65% on next $1.5 billion
		0.60% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,		DELAWARE POOLED TRUST
A series of Macquarie Investment Management
Business Trust

By:	/s/ David F. Connor	By:	/s/ Shawn K. Lytle
Name:	David F. Connor	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer